Exhibit 3.4

FRANCISCO V. AGUILAR Secretary of State DEANNA L. REYNOLDS Deputy Secretary for Commercial Recordings	STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
401 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7141

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Certified Copy

10/15/2025 8:31:31 AM

Work Order Number:	W2025101402128

Reference Number:	20255241529

Through Date:	10/15/2025 8:31:31 AM

Corporate Name:	VisitIQ Corp.

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number	Description	Number of Pages
20255241492	Amended Certification of Stock Designation After Issuance of Class/Series	23

Certified By: Rene Richardson Certificate Number: B202510156179522 You may verify this certificate online at https://www.nvsilverflume.gov/home	Respectfully, FRANCISCO V. AGUILAR Nevada Secretary of State

FRANCISCO V. AGUILAR
Secretary of State

RUBEN J. RODRIGUEZ
Deputy Secretary for Southern Nevada

2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2452

STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE	GABRIEL DI CHIARA Chief Deputy Secretary of State DEANNA L. REYNOLDS Deputy Secretary for Commercial Recordings 401 N. Carson Street Carson City, NV 89701 Telephone (775) 684-5708 Fax (775) 684-7141

Business Entity - Filing Acknowledgement

10/15/2025

Work Order Item Number:	W2025101402128-4783719

Filing Number:	20255241492

Filing Type:	Amended Certification of Stock Designation After Issuance of Class/Series

Filing Date/Time:	10/14/2025 2:45:00 PM

Filing Page(s):	24

Indexed Entity Information:

Entity ID: E0183342009-3	Entity Name: VisitIQ Corp.

Entity Status: Active	Expiration Date: None

Commercial Registered Agent

NEVADA AGENCY AND TRANSFER COMPANY

50 West Liberty Street, Suite 880, Reno, NV 89501, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FRANCISCO V. AGUILAR Secretary of State

Commercial Recording

2250 Las Vegas Blvd North	401 N. Carson Street	1 State of Nevada Way
North Las Vegas, NV 89030	Carson City, NV 89701	Las Vegas, NV 89119

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0183342009-3
	Filing Number 20255241492
Secretary of State State Of Nevada	Filed On 10/14/2025 2:45:00 PM
	Number of Pages 23

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☒ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: VisitIQ Corp. Entity or Nevada Business Identification Number (NVID): NV20091358140
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series C Convertible Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See Second Amended and Restated Certificate of Designation of Rights and Preferences of Series C Convertible Preferred Stock attached hereto.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Signed by: [signature] 67DB08B866AD443... Signature of Officer Date: 10-14-2025 | 5:10 PM EDT

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

VISITIQ CORP.

SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE NEVADA REVISED STATUTES

The undersigned, Vernon Hanzlik, does hereby certify that:

1. He is the Chief Executive Officer of VISITIQ CORP., a Nevada corporation (the "Corporation").

2. The Corporation is authorized to issue 500,000,000 shares of preferred stock.

3. The Board of Directors the Corporation (the "Board of Directors") has previously approved:

   (a) the designation of 75,000,000 shares of Series B Convertible Preferred Stock, par value $0.001 per share (the "Series B Convertible Preferred Stock"); and

   (b) the designation of 150,000,000 shares of Series C Convertible Preferred Stock, par value $0.001 per share (the "Series C Convertible Preferred Stock"), which Series C Convertible Preferred Stock ranks senior to the Series B Convertible Preferred Stock;

   (c) the Certificate of Designation of Preferences, Rights, and Limitations of Series C Convertible Preferred Stock, which was filed with the Secretary of State of the State of Nevada on April 18, 2025 (the "Initial Series C Certificate of Designation"); and

   (d) the First Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock, which was filed with the Secretary of State of the State of Nevada on August 29, 2025 (the "First Amended and Restated Series C Certificate of Designation").

4. The following resolutions were duly adopted by the Board of Directors:

   That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation by its Second Amended and Restated Articles of Incorporation, as amended, the Board of Directors adopted a resolution on October 14, 2025, determining that it was desirable and in the best of the Corporation and its shareholders to amend and restate the First Amended and Restated Series C

Certificate of Designation, originally filed as the Initial Series C Certificate of Designation and subsequently amended and restated as the First Amended and Restated Series C Certificate of Designations, in order to amend certain rights, preferences, restrictions and other matters relating to such the Series C Convertible Preferred Stock as set forth herein.

5. Following approval by the Board of Directors, this Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock was approved by holders of a majority of the outstanding shares of Series B Convertible Preferred Stock and the holders of a majority of the outstanding shares of Series C Convertible Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to the Series C Convertible Preferred Stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

"Alternate Consideration" shall have the meaning set forth in Section 8(e).

"Articles of Incorporation" means the Corporation's Second Amended and Restated Articles of Incorporation, as they may be amended or restated from time to time.

"Beneficial Ownership Limitation" shall have the meaning set forth in Section 7(d).

"Business Day" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Buy-In" shall have the meaning set forth in Section 7(c)(iv).

"Certificate of Designation" means this Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock, as it may be further amended from time-to-time.

"Commission" means the United States Securities and Exchange Commission.

"Common Stock" means the Corporation's common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

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"Common Stock Equivalents" means any securities of the Corporation or its subsidiaries, other than Exempt Securities, which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

"Conversion Amount" means the sum of the Stated Value at issue.

"Conversion Date" shall have the meaning set forth in Section 7(a).

"Conversion Price" means a price per share equal to $0.75.

"Conversion Shares" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

"Event of Default" means the Corporation's failure to pay Dividends within 10 Business Days of receipt of written notice from a Holder that such Dividends are due and payable.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Exempt Securities" means stock options or other equity incentive awards, and any shares of Common Stock issued upon the exercise or vesting of such stock options or other equity incentive awards, issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to an equity incentive plan approved by the Board of Directors.

"Fundamental Transaction" shall have the meaning set forth in Section 8(e).

"GAAP" means United States generally accepted accounting principles.

"Holder" shall have the meaning given such term in Section 2.

"Junior Securities" means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

"Listing Event" means the listing for trading of the Common Stock on the Trading Market.

"Liquidation" shall have the meaning set forth in Section 6.

"Notice of Conversion" shall have the meaning set forth in Section 7(a).

"Original Issue Date" means the date of the first issuance of any shares of Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

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"Preferred Share" means any share of Preferred Stock.

"Preferred Stock" shall have the meaning set forth in Section 2.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Share Delivery Date" shall have the meaning set forth in Section 7(c).

"Stated Value" shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

"Successor Entity" shall have the meaning set forth in Section 8(e).

"Trading Day" means a day on which the principal Trading Market is open for business.

"Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

Section 2. Designation, Amount and Par Value; Ranking. The series of preferred stock shall be designated as its Series C Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated is 150,000,000 (which shall not be subject to increase without the written consent of a majority of the holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $1.00, subject to increase set forth in Section 3 below (the "Stated Value"). Except to the extent that the holders of at least a majority of the outstanding Preferred Shares and Arena Investors, LP so long as it holds any Preferred Stock (collectively, the "Required Holders") expressly consent to the creation of Parity Stock (as defined below) other than the Senior Preferred Stock (as defined below), all shares of capital stock of the Corporation including the Corporation's Series B Convertible Preferred Stock shall be junior in rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon a Liquidation (such junior stock is referred to herein collectively as "Junior Stock"). The rights of all such shares of capital stock of the Corporation shall be subject to the rights, powers, preferences and privileges of the Preferred Shares. Without limiting any other provision of this Certificate of Designation, without the prior express consent of the Required Holders, voting separate as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon a Liquidation (collectively, the "Senior Preferred Stock"), (ii) of pari passu rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon a Liquidation (collectively, the "Parity Stock") or (iii) any Junior Stock having a maturity date (or any other date requiring redemption or repayment of such shares of Junior Stock) that is prior to the Maturity Date. In the event of the merger or consolidation of the Corporation with or into another corporation, the Preferred Shares shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith.

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Section 3. Dividends. From and after the first date of issuance of any Preferred Shares each Holder of a Preferred Share shall be entitled to receive dividends ("Dividends"), which Dividends shall be paid by the Corporation out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash on the Stated Value (as defined below) of such Preferred Share at the dividend rate of seven and one half percent (7.5%) per annum (the "Dividend Rate") from the Original Issuance Date such Preferred Shares are issued, which shall be cumulative and shall continue to accrue and compound daily whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year. Dividends on the Preferred Shares shall commence accumulating on the Initial Issuance Date and shall be computed on the basis of a 360-day year and twelve 30-day months. Accrued and unpaid Dividends shall be payable in cash commencing on May 1, 2025 and continuing each quarter-annual anniversary of such date until the conversion of the Preferred Shares or the Corporation's satisfaction in full of its obligations hereunder. With respect to such Dividends attributable to Preferred Shares subject to conversion hereunder, such Dividends are to be included in the Conversion Amount subject to conversion hereunder. From and after the occurrence and during the continuance of any Event of Default, the Dividend Rate shall automatically be increased to twenty-four percent (24%) per annum. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the calendar day immediately following the date of such cure; provided, that the Dividends as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default. In lieu of receiving cash dividends, at the option of the Holder, upon two (2) Business Days' notice to the Corporation, in shares of freely tradeable Common Stock, in such an amount which equals the amount of Dividends to be paid divided by the average closing sale price of the Common Stock over the twenty (20) Trading Day period immediately preceding the notice provided by the Holder to the Corporation. In addition to the foregoing, Holders shall also be intitled to receive stock dividends or distributions for which adjustments are to be made pursuant to Section 8, and Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.

Section 4. Voting Rights.

(a) Except as otherwise provided in this Section 4 or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then-outstanding shares of the Preferred Stock: (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) amend its articles of incorporation or other charter documents in any manner that materially adversely affects any rights of the Holders, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

(b) Right to Appoint Directors. If the Corporation fails to meet its annual operating budget approved by the Board of Directors (the "Budget") by more than fifteen percent (15%), the Holders, exclusively and as a separate class, shall have the right to appoint up to a majority of directors to the Board of Directors of the Corporation. The right to appoint to appoint up to a

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majority of directors to the Board of Directors shall be subject to the following terms and conditions:

(i) If a Holder wishes to exercise their right to appoint directors, they shall provide written notice to the Corporation no less than thirty (30) days prior to the date of the Corporation's annual meeting of stockholders. The notice shall identify the individuals proposed to be appointed as directors and shall include all information required to be disclosed under applicable law;

(ii) The Corporation shall use its best efforts to ensure that the individuals proposed to be appointed as directors are duly elected to the Board of Directors at the annual meeting of stockholders of the Corporation. If the Board of Directors fails to cause the individuals proposed to be appointed as directors to be duly elected, then the Corporation shall take such actions as may be necessary or appropriate to ensure that such individuals are appointed as directors; and

(iii) The right to appoint directors set forth herein shall terminate upon the earliest of (i) the conversion of all outstanding Preferred Stock, (ii) the occurrence of a Fundamental Transaction, or (iii) the written agreement of the Corporation and the holders of a majority of the then-outstanding shares of Preferred Stock.

(c) Right to Appoint Management. If the Corporation's quarter-over-quarter or year-over-year revenue declines by more than twenty percent (20%) compared to the prior period, the Holders, exclusively and as a separate class, shall have the right to replace the existing members of the Corporation's management team with new members or nominate additional members to the Corporation's management team. The right to replace members or nominate additional members to the Corporation's management team shall be subject to the following terms and conditions:

(i) If a Holder wishes to exercise their right to replace members or nominate additional members to the Corporation's management team, they shall provide written notice to the Corporation within sixty (60) days of the end of the applicable quarter or year. The notice shall identify the existing members of the Corporation's management team proposed to be replaced, the proposed replacement members of the Corporation's management team and/or the additional members of the Corporation's management team proposed to be nominated, and shall include all information required to be disclosed under applicable law;

(ii) The Corporation shall use its best efforts to ensure that the proposed replacement members or additional members of the Corporation's management team are duly appointed by the Board of Directors. If the Board of Directors fails to cause the proposed replacement members or additional members of the Corporation's management team to be duly appointed, then the Corporation shall take such actions as may be necessary or appropriate

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to ensure that such individuals are appointed as members of the Corporation's management team; and

(iii) The right to replace members or nominate additional members to the Corporation's management team set forth herein shall terminate upon the earliest of (i) the conversion of all outstanding Preferred Stock, (ii) the occurrence of a Fundamental Transaction, or (iii) the written agreement of the Corporation and the holders of a majority of the then-outstanding shares of Preferred Stock.

Section 5. Protective Provisions. As long as any shares of Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the Holders of a majority of the then-outstanding shares of the Preferred Stock:

(a) enter into any agreement with respect to, or consummate, any merger, consolidation or similar transaction with any other Person pursuant to which the Corporation or any of its subsidiaries would not be the surviving entity in such transaction;

(b) create, or authorize the creation of, or issue or obligate itself to issue any shares of, (i) Senior Preferred Stock, (ii) Parity Stock (other than Parity Stock issued pursuant to an exchange agreement approved by the Board of Directors), (iii) any capital stock that votes as a single class with the Series C Convertible Preferred Stock on any of the matters which require the consent of the Holders of a majority of the shares of Preferred Stock pursuant to this Section 5, or (iv) any capital stock of a subsidiary of the Corporation, other than issuances by a wholly owned subsidiary of the Corporation to the Corporation;

(c) effect or consent to any Liquidation of the Corporation;

(d) create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $250,000;

(e) pay, invest or incur any indebtedness not provided for in the Budget that exceeds the Budget, in any one instance or in the aggregate, by $50,000;

(f) alter, amend, supplement, restate, waive or otherwise modify or enter into any governing document of the Corporation or any other document to which the Corporation is or will be party or by which it or any of its property is or will be bound in a manner that is reasonably expected to be adverse to the rights of the Holders to appoint one or more directors to the Board of directors or members of management as set forth in Section 4;

(g) use of funds that are deemed otherwise restricted for use by the Board of Directors;

(h) enter into any amendment to any material financing agreement (including an amendment and restatement or refinancing agreement) that materially and adversely affects the ability of the Corporation to make cash dividend payments, liquidation payments or to convert or redeem shares of the Preferred Stock;

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(i) increase or decrease the authorized number of directors constituting the Board of Directors and/or nominate or recommend to the Corporation's stockholders new members of the Board of Directors; and

(j) enter into any transaction with any director, officer or employee of the Corporation or any "associate" (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such person except transactions made in the ordinary course of business and pursuant to reasonable requirements of the Corporation's business and upon fair and reasonable terms that are approved by a majority of the Board of Directors.

Section 6. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall (i) first be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to 150% times the Stated Value for each share of Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities and (ii) then be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder. To the extent necessary, the Corporation shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation to be distributed to the Holders in accordance with this Section 6. All the preferential amounts to be paid to the Holders under this Section 6 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation funds of the Corporation to the holders of shares of Junior Stock in connection with a Liquidation as to which this Section 6 applies.

Section 7. Conversion.

(a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, by dividing the Stated Value thereof by the Conversion Price (subject to the limitations set forth in Section 7(d)). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred

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Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(b) Conversion Upon Listing Event. Only upon the request of the underwriter engaged by the Corporation in connection with the Listing Event, the Holder agrees that in connection with the Listing Event it shall convert such number of shares of Preferred Stock as shall not cause it to exceed the Beneficial Ownership Limitation.

(c) Mechanics of Conversion.

(i) Delivery of Conversion Shares Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the "Share Delivery Date"), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which Conversion Shares shall be free of restrictive legends and trading restrictions and (B) a bank check in the amount of accrued and unpaid dividends. The Corporation shall deliver the Conversion Shares electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(ii) Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii) Obligation Absolute. The Corporation's obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all

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or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 100% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 7(c)(i) on the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after the first Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 7(c)(i) and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder's brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder's total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 7(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and,

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upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

(v) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(vi) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

(vii) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(d) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder's Affiliates, and any Persons acting as a group together with such Holder or any of such Holder's Affiliates (such Persons, "Attribution Parties")) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such

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determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 7(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 7(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder's determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 7(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation's most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Corporation's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The "Beneficial Ownership Limitation" shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. The Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 7(d), provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Common Stock upon conversion of any the Preferred Stock held by the Holder and the Beneficial Ownership Limitation provisions of this Section 7(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. For the avoidance of doubt, in the event that any Preferred Stock conversion will violate the Beneficial Ownership Limitation (the "Trigger Date") , then the Holder, at its option and in addition to any

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other rights it has hereunder, may: (i) require the Corporation issue the Holder an additional right to acquire a warrant (the "New Warrant") exercisable into 9.99% of the shares of Common Stock issuable upon exercise of all outstanding securities on the applicable Trigger Date (the "New Warrant Shares"). The New Warrant shall be of like tenor to the outstanding Warrants, *mutatis mutandis,* and an exercise price equal to the lowest price per share for which one share of Common Stock is at any time, directly or indirectly, issuable pursuant to any such outstanding Warrant. The New Warrant shall be exercisable into 9.99% of the shares of Common Stock issuable upon exercise of all outstanding Warrants as of Trigger Date; or and (iii) negotiate in good faith with the Corporation in order to consider other approaches, such as putting the shares to be converted that are in excess of the Beneficial Ownership Limitation in a trust to be accessed by the Holder if, as, and when the Conversion Shares so held may be converted in accordance with the provisions of this Section 7(d).

Section 8. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 8(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Offerings. If, at any time while this Preferred Stock is outstanding, the Corporation or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the "Base Conversion Price" and such issuances, collectively, a "Dilutive Issuance") (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 8(b) in respect of an issuance of Exempt Securities. For the avoidance of doubt, if the

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Corporation engages in an at-the-market offering, the Corporation shall be deemed to have issued Common Stock at the lowest sale price at which the Common Stock was sold in such offering. If the Corporation enters into a Variable Rate Transaction, the Corporation shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price, exercise price or exchange rate (or other price) at which such securities may be converted into or exchangeable or exercised for. The Corporation shall notify the Holder in writing, no later than one (1) Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 8(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the "Dilutive Issuance Notice"). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 8(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price (as adjusted in accordance with Section 8 on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

(c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 8(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the "Purchase Rights"), then the Holder of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder's Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder's right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d) Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution

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would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(e) Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination or any transaction for the avoidance of doubt involving the sale of preferred stock of the Corporation) (each a "Fundamental Transaction"), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 7(d) on the conversion of this Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 7(d) on the conversion of this Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders' right to convert such

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preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 8(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the "Corporation" shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

(f) Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(g) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 8, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is

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converted into other securities, cash or property or (E) the Corporation shall authorize the Liquidation of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 9. Miscellaneous.

(a) Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designation, the Corporation (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Preferred Stock above the Conversion Rate then in effect and (b) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Stock.

(b) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 729 N Washington Avenue, Suite 600, Minneapolis, MN 55401; Attention: Vern Hanzlik, Chief Executive Officer; or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address

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of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section 9 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section 9 on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(c) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(d) Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(e) Governing Law; Exclusive Jurisdiction. This Certificate of Designation shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designation shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Except as otherwise required by this Certificate of Designation, the Corporation hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Clark County, Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Corporation in any other jurisdiction to collect on the Corporation's obligations to such Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of such Holder. The Corporation hereby irrevocably waives any right it may have to, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Certificate of Designation or any transaction contemplated hereby.

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(f) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(g) Severability. If any provision of this Certificate of Designation is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designation so long as this Certificate of Designation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(j) Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Convertible Preferred Stock.

(k) Form of Security. The Preferred Stock shall be issued as book-entry securities directly registered in the Holder's name on the Corporation's books and records or, if requested by any Holder of the Preferred Stock, such Holder's shares may be issued in certificated form.

(l) Payment of Collection, Enforcement and Other Costs. If (a) any Preferred Shares are placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or a Holder otherwise takes action to collect amounts due under this Certificate of Designation with respect to the Preferred Shares or to enforce the provisions of this Certificate of Designation or (b) there occurs any bankruptcy, reorganization, receivership of the Corporation or other proceedings affecting the rights of the Corporation's creditors and involving a claim under this Certificate of Designation, then the Corporation shall pay the costs incurred by

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such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, reasonable attorneys' fees and disbursements.

(m) Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, without first obtaining the affirmative vote from holders of a majority of the outstanding shares of Preferred Stock at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Corporation shall not: (a) amend or repeal any provision of, or add any provision to, its Articles of Incorporation or Bylaws, or file any Certificate of Designation or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of Preferred Shares; (c) without limiting any provision of Section 2, create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets upon Liquidation; (d) purchase, repurchase or redeem any shares of capital stock of the Corporation (other than pursuant to equity incentive agreements (that have in good faith been approved by the Board) with employees giving the Corporation the right to repurchase shares upon the termination of services); (e) without limiting any provision of Section 2, pay dividends or make any other distribution on any shares of any capital stock of the Corporation junior in rank to the Preferred Shares; (f) issue any Preferred Shares; or (g) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

(n) Loans by the Corporation. So long as any Series C Convertible Preferred Stock are outstanding, the corporation shall not, without the consent of holders of a majority of the outstanding shares of Series C Convertible Preferred Stock lend money, give credit or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries and affiliates, except loans, credits or advances (a) in existence or committed on the date of the filing of this Certificate of Designation, (b) made in the ordinary course of business, or (c) not in excess of $100,000.

(o) Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Nevada Revised Statutes, of the Required Holders, voting separate as a single class, and with such other shareholder approval, if any, as may then be required pursuant to the Nevada Revised Statutes and the Articles of Incorporation.

(p) Transfer of Preferred Shares. A Holder may transfer some or all of its Preferred Shares without the consent of the Corporation.

(q) Term. The term of this Preferred Stock is four years from the Original Issue Date.

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ANNEX A

VISITIQ CORP.
NOTICE OF CONVERSION

Reference is made to the Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of VISITIQ CORP., a Nevada corporation (the "Corporation"), establishing the terms, preferences and rights of the Series C Convertible Preferred Stock, $0.001 par value (the "Preferred Shares") of the Corporation, as amended (the "Certificate of Designation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of Preferred Shares indicated below into shares of common stock, $0.001 par value per share (the "Common Stock"), of the Corporation, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Certificate of Designation.

Date of Conversion: ____

Aggregate number of Preferred Shares to be converted: ______________________

Aggregate Stated Value of such Preferred Shares to be converted: __________________

Aggregate accrued and unpaid Dividends with respect to such Preferred
Shares to be converted: ______________

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED: ______________

Please confirm the following information:

Conversion Price: ____

Number of shares of Common Stock to be issued: ______________________

Notwithstanding anything to the contrary contained herein, this Notice of Conversion shall constitute a representation by the Holder of the Preferred Shares submitting this Notice of Conversion that after giving effect to the conversion provided for in this Notice of Conversion, such Holder (together with its Affiliates and Attribution Parties) will not have beneficial ownership (together with the beneficial ownership of such Person's Affiliates and Attribution Parties) of a number of shares of Common Stock which exceeds the Beneficial Ownership Limitation (as defined in the Certificate of Designation) of the total outstanding shares of Common Stock of the Corporation as determined pursuant to the provisions of Section 7(d) of the Certificate of Designation.

Please issue the Common Stock into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to: ____

____

____

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant: ____

DTC Number: ____

Account
Number: ____

Date: ____________________

____
Name of Registered Holder

By: ____
Name:
Title:

Tax ID:____

E-mail Address:

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